Exhibit 10.7

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is made and entered into as of May 28, 2014, by and between RestorGenex Corporation (hereinafter referred to as “Company”) and John Moynahan (hereinafter referred to as “Contractor”).

Company is in the pharmaceutical business, and in the conduct of said business desires to engage Contractor on an as-needed basis to perform certain finance and accounting services for Company.

Contractor desires and agrees to perform such services for Company under the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Company and Contractor agree as follows:

1.                                      Independent Contractor Status.  The parties agree and intend that this Agreement calls for Contractor to provide accounting services on a project basis for Company as an independent contractor.  Contractor is not an employee of Company and will not be considered an employee of Company for any purpose.  It is mutually understood and agreed that no work, act, commission or omission of any act by Contractor pursuant to the terms and conditions of this Agreement shall be construed to make or render the Contractor an employee of Company.  Furthermore, Contractor shall be entirely liable for his or her own debts and obligations and shall not, under any circumstances, hold himself out to be an employee of Company.

2.                                      Independent Contractor to Control Performance.  Company shall have no right or authority to direct or control Contractor with respect to the performance of Contractor’s duties under this Agreement, or with respect to any other matter, except as otherwise provided by this Agreement.  It is understood and agreed that Company is interested only in the results to be achieved by Contractor under this Agreement; the manner and method of performing all duties and services as Contractor under this Agreement and achieving the desired results shall be under the exclusive control of Contractor.  It is further understood that Contractor is free to contract with other companies to sell their products and/or services and/or provide consulting services.

3.                                      Duties of Contractor.  Upon receiving a written request, Contractor agrees to perform any and all accounting services requested or required of Contractor by Company and agrees to perform such services in a manner consistent with generally accepted methods, procedures and ethical standards applicable to his or her profession.  Company is free to assign or not to assign work to Contractor at its sole discretion, and nothing herein shall be deemed to require Company to utilize Contractor on any specific project or assignment.

4.                                           Term of Agreement.  This Agreement shall commence and become effective on May 28, 2014, and shall continue until terminated by either party who may terminate this Agreement with or without cause upon three (3) days’ written notice to the other party.  The parties expect that the initial term of this agreement will last approximately two (2) months.  Contractor understands and agrees that he will be available to work on the Project for the anticipated period of time.

5.                                           Compensation.

a.                                            Contractor shall be compensated by Company for services to be rendered under this Agreement at a rate of $175 per hour. Contractor shall be reimbursed for any expenses previously approved in writing by Company.  The Company agrees to make payments for services or reimbursement of expenses in a timely manner following receipt of statements of hours worked and expense reports.

b.                                      Contractor acknowledges that as an independent Contractor, he or she is not entitled to and will not receive any overtime compensation or benefits which Company may otherwise provide to its employees, including but not limited to medical insurance, life insurance, profit sharing or other retirement benefits, workers’ compensation and employment insurance.

c.                                       Contractor acknowledges that as an independent contractor, Contractor will be solely liable for any taxes or other payments which may be required by federal, state or local law to be deducted from any payments made to Contractor by Company under this Agreement.

d.                                      Contractor shall provide Company with written statements detailing the hours and work performed.

6.                                      Place of Performance of Services.  The services to be performed under this Agreement shall be performed at Contractor’s place of business.

7.                                      Materials and Equipment.  All materials and equipment required by Contractor to perform the services under this Agreement shall be furnished by Contractor at his or her expense, unless otherwise provided by Company.

8.                                      Trade Secrets and Confidential Information.  Contractor acknowledges and agrees that all books and records and other financial and business information (including, without limitation, all creations, data, information, intellectual property, personal or private information, know-how, show-how, processes, mock-ups, methods, practices, designs, specifications, yields, efficiencies, capacities, computer software, documentation, business and marketing plans, customer, price, and vendor lists as well as documentation of planned or existing projects) pertaining to Company’s business, whether prepared by Contractor or otherwise coming into Contractor’s possession, constitute confidential and/or trade secret information of Company and shall be the exclusive property of Company and shall be maintained in confidence (“Confidential Information”).  All Confidential Information shall be immediately returned to Company by Contractor upon termination of this Agreement.  If Contractor purchases any record book, ledger or similar item to be used for record keeping, Contractor shall notify Company and Company shall reimburse Contractor the reasonable cost thereof upon receipt of appropriate documentation.  Contractor shall not disclose or make any use and/or distribution whatsoever of Company’s Confidential Information, either directly or indirectly, either on his or her own account or for any other person, firm, association or corporation, except as may be required to carry out his or her duties herein.  Contractor covenants and agrees that if any such Confidential Information is disclosed to anyone despite Contractor’s diligent efforts to prevent such disclosure, Contractor shall promptly notify Company of any such disclosure and the person or persons to whom such disclosure has been made.

9.                                      Injunctive Relief.  In the event Contractor breaches any of the provisions, covenants or promises set forth in Paragraph 8, in addition to other relief to which Company may be entitled under Paragraph 8 of this Agreement, or other provisions of this Agreement, Company shall also be entitled to injunctive relief from a court of competent jurisdiction, enjoining the Contractor, his or her agents, attorneys, and all others acting on his behalf from any further actions in breach of this Agreement.

10.                               Indemnification of Company.  Contractor shall defend and indemnify Company against any and all liability or loss against all claims or actions based upon or arising out of injury to, or death of persons, or damage to or loss of property, caused by acts or neglect of Contractor in connection with the performance of services under this Agreement.

11.                               Prior Agreements Between Company and Contractor.  This Agreement represents the entire agreement between Company and Contractor.  It is the intention of the parties that this

Agreement supersedes any and all prior verbal or written agreements or understandings between them regarding contracting or consulting services.

12.                               Governing Law.  This Agreement shall be governed by the laws of the State of California.

/s/ John Moynahan
John Moynahan

RestorGenex Corporation

By:	/s/ Tim Boris
Tim Boris